FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2007

VoIP, Inc.
(Exact name of registrant as specified in its charter)

(Texas)	(000-28985)	75-2785941
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 So. Wymore Rd., Suite 3000 Altamonte Springs, Suite 32714
(Address of principal execute offices, including zip code)

(407) 389-3232
(Registrant's telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of theregistrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective October 15, 2007, VoIP, Inc. (the “Company”) issued and sold a $185,000 unsecured convertible note (the “Note”) to an accredited investor, for a net purchase price of $150,000 (reflecting an 18.92% original issue discount) in a private placement. The Note bears interest at the rate of 6% per annum, and is due by October 5, 2010. The note holder may at his election convert all or part of the Note plus accrued interest into shares of the Company's common stock at the conversion rate of the lesser of: (a) $0.85 per share, or (b) 70% of the average of the three lowest closing bid prices in the 10 trading days prior to the conversion, subject to a floor price of $0.75 per share. The note holder also received “favored nations” rights such that for future securities offerings by the Company at a price per share less than the above-referenced $0.75 per share conversion rate floor, then the note holder’s conversion rate floor would be adjusted to the lower offering price. Further, if the Company’s common share market price is less than $0.75 per share at the time the note holder elects to convert the Note, the note holder may alternatively elect to demand full repayment of the Note. If the Company is unable to repay the Note within seven days of such demand, then the above-referenced conversion floor price would be eliminated. The Note is also personally guaranteed by the Company's Chief Executive Officer.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, these transactions did not involve a public offering, the investor was an accredited investor and/or qualified institutional buyer, the investor had access to information about us and his investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION

See Item 1.01 above.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1 - Convertible Promissory Note effective October 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VoIP, INC. (Registrant)

Date: October 19, 2007	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

10.1 - Convertible Promissory Note effective October 15, 2007